Exhibit 10.37

DATED 12 December 2013

ENDEAVOUR ENERGY UK LIMITED

- and -

SAND WAVES S.A.

___________________________________________________________________

SALE AND PURCHASE AGREEMENT

relating to the grant of a Production Payment over interests in

United Kingdom
Seaward Production Licence P.1615 (Block 15/26c) and Seaward Production Licence P.226 (Block 15/27 Area E) (the Rochelle Field)
___________________________________________________________________

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATIONS	2
2.	SALE AND PURCHASE	9
3.	TERMINATION	9
4.	COMPLETION	9
5.	WARRANTIES OF THE SELLER	10
6.	WARRANTIES OF THE BUYER	12
7.	LIMITATION ON CLAIMS	13
8.	ANNOUNCEMENTS AND CONFIDENTIALITY	13
9.	COSTS AND EXPENSES	15
10.	TAXATION	15
11.	NOTICES	17
12.	FURTHER ASSURANCE	18
13.	ASSIGNMENT	18
14.	WHOLE AGREEMENT	19
15.	VARIATION AND WAIVER	19
16.	SEVERANCE	19
17.	GOVERNING LAW AND JURISDICTION	19
18.	SUCCESSORS	20
19.	THIRD PARTY RIGHTS	20
20.	COUNTERPARTS	20
SCHEDULE 1 - FORM OF GRANT OF THE PRODUCTION PAYMENT		22

THIS AGREEMENT is dated 12 December 2013

PARTIES:

1.ENDEAVOUR ENERGY UK LIMITED incorporated and registered in England and Wales with company number 05030838 whose registered office is at 33rd  Floor, CityPoint, One Ropemaker Street, London EC2Y 9UE (the “Seller”); and

2.SAND WAVES S.A., a  public limited liability company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg, with its registered office at 40 Avenue Monterey, L-2163 Luxembourg, Luxembourg, having a share capital of US$50,000 and being registered with the Luxembourg trade and companies register under number B 28.967 (the “Buyer”).

RECITALS:

(A)As at the date of this Agreement, the Seller holds a fifty percent (50%) legal and beneficial right, title and interest in Licence P.1615 (Block 15/26c) and a fifty-five point six one five percent (55.615%) legal and beneficial right, title and interest in Licence P.226 (Block 15/27 Area E), and a forty-four percent (44%) participating unit interest under the Rochelle UUOA.

(B)The Seller desires to sell and grant to the Buyer and the Buyer desires to purchase and receive the Production Payment (as such term is hereinafter defined) subject to the terms and conditions of this Agreement.

(C)The Seller obtained the Secretary’s Consent to enter into the Grant of the Production Payment and the Security Agreement on 9 August 2013.

IT IS AGREED:

1.	DEFINITIONS AND INTERPRETATIONS
1.1	The definitions and rules of interpretations in this Clause 1 apply in this Agreement.

“Affiliate” means in relation to either Party, a subsidiary or a holding company of that Party and includes the ultimate holding company of that Party and any subsidiary of that holding company and for the purposes of this definition “holding company” and “subsidiary” shall be construed in accordance with section 1159 of the Companies Act 2006.

“Agreement” means this sale and purchase agreement between the Parties, including the Schedules.

“Account Bank” means JP Morgan Chase Bank, N.A., London Branch.

“Assurances” has the meaning specified in Clause 5.2.

“Block” means an offshore area located on the United Kingdom Continental Shelf (UKCS) forming part of a Licence and being separately designated and numbered as a block on the reference map showing all UKCS licence blocks deposited at the principal office of the UK Department for Energy and Climate Change.

“Blocked Account Agreement” means the blocked account agreement with the Account Bank substantially in the form set out in Schedule 10.

“Business Day” means any day (other than a Saturday, Sunday or public holiday) on which banks in the City of London, United Kingdom and in New York, New York, USA are generally open for business.

“Completion” means the grant of the Production Payment over the Subject Interests in accordance with the provisions of this Agreement and the Grant of the Production Payment.

“Completion Date” means the date on which Completion takes place.

“Completion Documents” means:

(a)the Grant of the Production Payment;

(b)the English law security agreement between the Parties in the form set out in Schedule 2 (the “Security Agreement”);

(c)the English law share charge between the shareholder of the Seller and the Buyer in the form set out in Schedule 3;

(d)the New York law security agreement in the form set out in Schedule 4;

(e)the New York law guaranty in the form set out in Schedule 5;

(f)a certificate of good standing certificate of good standing under the laws of the State of Nevada in respect of EIC;

(g)the legal opinion of Vinson & Elkins RLLP, English counsel to the Seller, as to due capacity and authorisation of the Seller, in the form set out in Schedule 6;

(h)the legal opinion of Woodburn & Wedge, Nevada counsel to EIC, as to (the due capacity and authorisation of EIC to enter into certain Completion Documents, in the form set out in Schedule 7;

(i)the legal opinion of Vinson & Elkins LLP, New York legal counsel to the Seller, as to the enforceability of certain of the Completion Documents, in the form set out in Schedule 8; and

(j)the intercreditor agreement between the Parties and the holders of the Existing Security substantially in the form set out in Schedule 9.

“Confidential Information” has the meaning specified in Clause 8.2.

“Credit Agreement” means the credit agreement dated on or about the date of this Agreement between the Grantee, various lenders and MC Admin Co LLC.

“Decommissioning Liabilities” means any and all claims, costs, charges, expenses, liabilities and obligations incurred in relation to the decommissioning and/or removal and/or abandonment and making safe all of the joint property and other property related to the Subject Interests (including platforms, pipelines, plant, equipment, machinery, wells (including well cuttings), facilities and all other offshore and onshore installations and structures) whether such claims, costs, charges, expenses, liabilities and obligations are incurred under or pursuant to any of the Licence Interest Documents or under statutory law, common law, international law, international convention or any other obligation, including any decommissioning plans or IMO Guidelines and Standards or regulations under OSPAR Decision 98/3 or any subsequent decisions of OSPAR, and any guidelines, notes for industry on decommissioning offshore installations and pipelines made under the Petroleum Act or other relevant legislation and decommissioning programmes in effect from time to time and including any residual liability for anticipated and/or necessary continuing insurance, maintenance and monitoring costs, and regardless of whether such claims, costs, charges, expenses, liabilities and obligations arise as a consequence of negligence or breach of duty (statutory or otherwise) on the part of the Seller.

“Dispute” has the meaning specified in Clause 17.2.

“Dollars” or “$” means the legal tender of the United States of America.

“EIC” means Endeavour International Corporation, the ultimate parent company of the Seller.

“Encumbrances” means all liens, charges (whether fixed or floating), farm-in or earn-in rights, royalty interests, pledges, options, net profit interests, rights of pre-emption, mortgages or other similar third party rights securing any obligation of any person or any other type of preferential arrangement having similar effect, other than a Permitted Encumbrance.

“Environment” means all or any of the following, alone or in combination, the air (including the air within buildings and the air within any other natural or man-made structures above or below ground or above or below water), water (including seawater inside or outside any territorial limits, freshwater and water under or within land or in pipes or sewerage systems), soil and land (including the seabed, subsoil and land under water) flora, fauna, fish and any ecological systems and living organisms supported by those media including man.

“Environmental Law” means all United Kingdom acts and law concerning:

(a)harm or damage to or protection of the Environment;

(b)emissions, discharges, releases or escapes into or the presence in the Environment of wastes, pollutants or other contaminates; and/or

(c)worker or public health or public safety.

“Existing Security” means the security created pursuant to the following security documents:

(a)	a debenture dated 12 April 2012 between the Seller and Cyan Partners, LP and a supplemental agreement relating to the debenture dated 31 May 2012 between the Seller and Cyan Partners, LP;
(b)	the English security agreement entered into between the Seller and Cidoval S.à r.l. originally dated 30 April 2013 and subsequently amended and restated on 21 May 2013; and
(c)	the Deed of Reassignment and Charge entered into by and between the Seller and MC Admin Co LLC dated 29 August 2013,

in each case, as amended, restated, modified and/or supplemented from time to time.

“Grant of the Production Payment” means the grant of a production payment in respect of the proceeds from the sale of production from the Subject Interests entered or to be entered into by the Parties at Completion in the form set out in Schedule 1.

“HMRC” means Her Majesty’s Revenue and Customs.

“IMO Guidelines and Standards” means the International Maritime Organisation Guidelines and Standards for the Removal of Offshore Installations and Structures on the Continental Shelf and in the Exclusive Economic Zone.

“Insolvent” means:

(a)it is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts;

(b)the value of its assets is less than its liabilities (taking into account contingent and prospective liabilities); or

(c)a moratorium is declared in respect of any of its indebtedness.

“Insolvency Proceedings” means any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) other than a solvent liquidation or reorganisation;

(b)a composition, compromise, assignment or arrangement with any creditor of a Party;

(c)the appointment of a liquidator (other than in respect of a solvent liquidation), receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of a Party or any of its assets; or

(d)enforcement of any security over all or any material part of the assets of a Party,

or any analogous procedure or step is taken in any jurisdiction.

“JOAs” means the Rochelle (P.1615) JOA, the Rochelle (P.226) JOA and the Rochelle UUOA, or either or all of them as the context may require.

“Licence P.1615 means Seaward Production Licence P.1615 (Block 15/26c), and shall include any other licence issued in substitution or partial substitution thereof.

“Licence P.226” means Seaward Production Licence P.226 (Block 15/27 – E), and shall include any other licence issued in substitution or partial substitution thereof.

“Licences” means Licence P.1615 and Licence P.226, or either or both them, as the context may require.

“Licence Interest Documents” means the Licences and such other documents, agreements or contracts related to the Subject Interests and, where the context so admits, any one or more of such documents.

“MC Admin Co LLC” means MC Admin Co LLC, a limited liability company incorporated and registered in the State of Delaware.

“Party” or “Parties” means a party or the parties to this Agreement.

“Payee” has the meaning specified in Clause 10.5.

“Payor” has the meaning specified in Clause 10.5.

“Permitted Encumbrances” means the following:

(a)Encumbrances arising under the Licence Interest Documents;

(b)Taxes and royalties payable to HMRC pursuant to or in connection with a Licence;

(c)liens for Taxes and royalties referred to in (b) above;

(d)repairmen’s, mechanic’s, contractor’s or other similar liens or charges arising in the ordinary course of business;

(e)the Existing Security; and

(f) Encumbrances arising under the Production Payment Security Documents (as defined in the Deed of Grant).

“Petroleum” has the meaning assigned to it under the Licences.

“Petroleum Act” means the Petroleum Act 1998.

“Production Payment” has the meaning specified in the Grant of the Production Payment.

“Production Payment Percentage” has the meaning specified in the Grant of the Production Payment.

“Purchase Price” has the meaning specified in Clause 2.

“Rochelle Payment Accounts” means each of the accounts with account numbers 41035909 and 41164971 opened in the name of the Seller and maintained at the Account Bank (and any replacement account or subdivision or subaccount of those accounts), together with all amounts from time to time standing to the credit of, or accrued or accruing on, such accounts and any monies, proceeds or income paid or payable in respect of such accounts.

“Rochelle (P.1615) JOA” means the joint operating agreement for Block 15/26c of Licence P.1615 dated 17 September 2010.

“Rochelle (P.226) JOA” means the joint operating agreement for Block 15/27 Area E of Licence P.226 dated 21 January 1998.

“Rochelle UUOA” means the unitisation and unit operating agreement in relation to the Rochelle Field (as defined therein) and applicable to Licence P.1298 (Block 15/26b) and the Licences dated 1 July 2011.

“Secretary” means the Secretary of State for Energy and Climate Change, or any other person discharging the function of the Secretary of State in respect of the Licences.

“Secretary’s Consent” means the consent of the Secretary to the grant of the Production Payment to and in favour of the Buyer and the creation of security over the Licences covering all amounts due under the Grant of the Production Payment.

“Seller’s Account” means:

Intermediary:

JP Morgan Chase Bank N A New York

SWIFT BIC: CHASUS33

Account 0010962009

JPMorgan Chase Bank N A London

Beneficiary Bank:

JP Morgan Chase Bank N A London

SWIFT BIC: CHASGB2L

Account: 35047502

IBAN: GB49CHAS60924235047502

Account Reference:  Endeavour Energy UK Limited

“Seller’s Solicitors” means Vinson & Elkins RLLP of 33rd Floor, CityPoint, One Ropemaker Street, London EC2Y 9UE.

“Subject Interests” means the Seller’s:

(a)undivided legal and beneficial right, title and interest in each Licence; and

(b)undivided legal and beneficial right, title and interest in and under the JOAs relating to the Licences, being a 50% interest with respect to Licence P.1615 (Block 15/26c), a 55.615% interest with respect to Licence P.226 (Block 15/27 Area E); and

(c)undivided legal and beneficial right, title and interest in and under the a 44% participating unit interest under the Rochelle UUOA; and,

together in each case with all rights attaching thereto, including the Seller’s right in respect of Petroleum covered by the Licences and the JOAs and the right to take and receive the Seller’s percentage interest share of all production of Petroleum under such Licences and the JOAs and to receive the gross proceeds from the sale or other disposition thereof but expressly excluding any interest in a JOA or in such Petroleum acquired after Completion in excess of the interests described above.

“Tax” means all forms of taxation whether direct or indirect and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or other reference and statutory, governmental, state, federal, provincial, local, government or municipal charges, duties, imposts, contributions, levies, withholdings or liabilities,  wherever chargeable and whether in the United Kingdom or any other jurisdiction; and any penalty, fine, surcharge, interest, charges or costs relating thereto.

“US GAAP” means the accounting principles generally accepted in the United States in force and effect from time to time.

1.2	A reference to a Clause or Schedule is a reference to a clause or schedule of this Agreement. A reference to a paragraph is to a paragraph of the relevant Schedule of this Agreement.
1.3	The table of contents and all headings in this Agreement are inserted for convenience only and shall not affect the meaning or construction of this Agreement.
1.4

A “person” includes a natural person, corporate or unincorporated body (whether or not having separate legal personality). A reference to a “company” shall include any company, corporation or other body corporate, wherever and however incorporated.

1.5	Words in the singular include the plural and vice versa.
1.6	A reference to one gender includes a reference to the other gender.
1.7

A reference to any statute, statutory provision or subordinate legislation is a reference to it as it is in force from time to time, provided that, as between the Parties, no amendment or re-enactment shall apply for the purposes of this Agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, either Party.

1.8	A reference to “writing” or “written” includes faxes but not e-mail.
1.9	Where the words “include(s)”, “including” or “in particular” are used in this Agreement, they are deemed to have the words “without limitation” following them.
1.10	Where the context permits, “other” and “otherwise” are illustrative and shall not limit the sense of the words preceding them.

1.11

Unless the context otherwise requires, references to documents and agreements shall be construed as references to those documents or agreements as may have been amended, supplemented and/or novated from time to time.

2.	SALE AND PURCHASE

Subject to the terms and conditions of this Agreement, the Seller hereby agrees to sell and grant to the Buyer and the Buyer hereby agrees to purchase the Production Payment for a total purchase price of twenty-five million Dollars ($25,000,000) (the “Purchase Price”).

3.	termination
3.1

In the event that at any time prior to the Completion Date, the Seller is declared Insolvent or Insolvency Proceedings are commenced with respect to the Seller or its assets, this Agreement shall immediately terminate without either Party incurring any liability to the other Party other than with respect to antecedent breaches .

3.2	In the event that this Agreement terminates pursuant to Clause 3.1 or Clause 4.3:
3.2.1

this Agreement and the proposed grant of the Production Payment over the Subject Interests shall terminate, shall be rendered void and shall have no force or effect (except for the provisions set out in this Clause 3.2 and Clauses 8, 9, 10.1 to 10.5, 10.9 to 10.13, 12, 13 and 17) and the Buyer shall have no interest in the Subject Interests or the Petroleum and shall be deemed to have reassigned any rights or equitable interest it may have acquired under this Agreement to the Seller retroactive to the date of this Agreement; and

3.2.2	no damages or remedies shall be permitted or required other than with respect to antecedent breaches.
4.	COMPLETION
4.1

Completion under this Agreement shall take place at the offices of the Seller’s Solicitors (or such other location as the Parties may agree) on a Business Day which is no more than two  (2) Business Days after the date of this Agreement.

4.2	On the Completion Date each of the following will be transacted:
4.2.1	the Seller shall (and, where relevant, procure that EIC shall) deliver to the Buyer (to the extent not already delivered prior to Completion):
(a)

the Completion Documents set out in paragraphs (a) to (k) (inclusive) of the definition of Completion Documents (subject to (i) the receipt of the signature of MC Admin Co LLC as provided for in 4.2.2(b) below in respect of (j) and (k), (ii) the receipt of the signature of Cidoval S.à r.l. as provided for in 4.2.2(b) below in respect of (j) and (iii) the Seller shall procure the signature of the Account Bank in respect of (k));

(b)	a copy of the Secretary’s Consent; and

(c)	a certificate from the Seller confirming the warranties set out in Clause 5.1 are true and correct in all material respects as at the Completion Date;
4.2.2	the Buyer shall, after receipt of the documents set forth in Clause 4.2.1:
(a)	pay the Purchase Price to the Seller in immediately available funds to the Seller’s Account; and
(b)

deliver to the Seller the Completion Documents set out in paragraphs (a) to (e) inclusive and paragraphs (j) and (k) of the definition of Completion Documents (including procuring the signature of MC Admin Co LLC in respect of (j) and (k) and the signature of Cidoval S.à r.l. in respect of (j)).

4.3	If either Party fails to comply with its obligations in this Clause 4 the other Party shall be entitled to terminate this Agreement with immediate effect upon written notice.
4.4	Notwithstanding Completion:
(a)	each provision of this Agreement (and any document referred to herein) not performed at or before Completion but which remains capable of performance; and
(b)	all covenants and other undertakings contained in or entered into pursuant to this Agreement,

will remain in full force and effect and (except as otherwise expressly provided) without limit in time.

4.5

On or prior to the Completion Date, the Seller shall procure the opening of the Rochelle Payment Accounts.  Upon opening of the Rochelle Payment Accounts, the Seller shall direct all relevant contract counterparties with respect to the sale and purchase of its Available Production (as such term is defined in the Grant of the Production Payment) to deposit the proceeds paid under their applicable agreements directly into the applicable Rochelle Payment Account for each Relevant Period and shall ensure that such proceeds are so deposited.

4.6

On or prior to the date five (5) days after the Completion Date, , the Seller shall deliver to the Buyer the executed Blocked Account Agreement, provided that the Seller has received the signature of the Buyer to the Blocked Account Agreement prior to such date.

4.7

Following the Completion Date, the Seller and the Buyer shall, and the Buyer shall procure that MC Admin Co LLC shall, use reasonable efforts to enter into an amendment and restatement of the Blocked Account Agreement with the Account Bank, with such amendment and restatement reflecting that until the end of the Security Period (as defined in the Security Agreement), the Buyer shall have the sole right following the occurrence of an Enforcement Date (as defined in the Security Agreement) to issue instructions with respect to, and to direct the disposition of funds in, the Rochelle Payment Accounts and any amounts credited thereto and any monies, proceeds or income paid into such Rochelle Payment Accounts.
5.	WARRANTIES OF THE SELLER
5.1	The Seller hereby warrants to the Buyer as at the date of this Agreement and as at Completion, in each case, by reference to the facts then subsisting:
5.1.1

The Seller is a licensee under each of the Licences and, subject to the Permitted Encumbrances, is the sole legal and beneficial owner of the Subject Interests and has the right to grant the Production Payment to the Buyer.

5.1.2

Each of the Licences and all rights of the Seller and interests thereunder or deriving therefrom are in full force and effect.  No act or omission of the Seller has occurred which would entitle the Secretary to revoke either of the Licences and no written notice has been received by the Seller from the Secretary of any intention to revoke either of the Licences.

5.1.3

To the best of the Seller’s knowledge, no act or omission of any other licensee of the Licences has occurred which would entitle the Secretary to revoke either of the Licences and no written notice has been received by the Seller from the Secretary of any intention to revoke either of the Licences.

5.1.4	Neither of the Licences is in the course of being surrendered in whole or in part.
5.1.5	Other than Permitted Encumbrances, no Encumbrance has been created over the Subject Interests nor is there in effect any agreement or commitment to create the same.
5.1.6

Each of the JOAs is in full force and effect and the Seller is not in breach of any material obligation thereunder nor has it received written notice that it has committed any breach or default thereunder which breach or default is of a material nature and subsisting.

5.1.7	The Seller has not given any written notice of withdrawal under any of the JOAs nor has the Seller received any such written notice of withdrawal.
5.1.8

The Seller is not a party to any litigation, arbitration or administrative proceeding in respect of which a writ or summons or other formal pleading has been served or judgment issued, nor is there any claim or dispute in relation to, and which is likely by itself or together with any such other proceeding to materially prejudice or detrimentally affect in any material manner, the Subject Interests and/or the Seller’s ability to perform its obligations under this Agreement or the Grant of the Production Payment, and to the best of the Seller’s knowledge, no such litigation, arbitration or administrative proceeding, claim or dispute is threatened or pending either by or against the Seller and there are no facts which have been made known to the Seller which indicate that any person has a claim which is likely to materially prejudice or detrimentally affect in any material manner the Subject

Interests and/or the Seller’s ability to observe or perform its obligations under this Agreement or the Grant of the Production Payment.
5.1.9	The Seller is duly incorporated with limited liability and validly exists under the laws of England and Wales and is resident for Tax purposes solely in the United Kingdom.
5.1.10

The Seller has the corporate power and all necessary corporate action has been taken on the part of the Seller to enter into this Agreement and to perform the transactions contemplated by this Agreement.

5.1.11

The signing and delivery of this Agreement do not and the performance of any of the transactions contemplated by this Agreement do not contravene or constitute a material default under any provisions contained in any agreement, instrument, law, judgment, order, licence, permit or consent by which the Seller or any of its assets is bound or affected and which would result in the Seller being unable to perform its obligations under this Agreement.

5.1.12

The Seller has obtained all material permits, licences and other authorisations which are required under applicable Environmental Laws relating to the Subject Interests and such permits, licences and authorisations remain in full force and effect.

5.1.13	The Seller is not Insolvent and no Insolvency Proceedings with respect to it or its assets have been commenced.
5.1.14	The Production Payment will be treated as a liability in accordance with US GAAP.
5.2

Neither the Seller nor any of its Affiliates nor any officer, shareholder, director, employee, agent, consultant or representative of the Seller or any of its Affiliates (including their auditors) makes or, as applicable, provides any representation, warranty or undertaking, statement, opinion, information or advice (including any representation, warranty or undertaking, statement, opinion, information or advice (a) communicated (orally or in writing) to the Buyer or any Affiliate of the Buyer or (b) made in any data, information or document communicated to the Buyer or any Affiliate of the Buyer or made by any officer, shareholder, director, employee, agent, consultant or representative of the Seller or any Affiliate of the Seller) (collectively the “Assurances”) other than those Assurances expressly set out in this Agreement and the Buyer acknowledges, affirms and warrants that it has not relied, and will not rely, upon any Assurances not expressly set out in this Agreement in entering into this Agreement or carrying out the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Seller makes no representation or warranty as to: (i) the amounts, quality or deliverability of reserves of crude oil, natural gas or other hydrocarbons attributable to the Subject Interests; (ii) any geological, geophysical, engineering, economic or other interpretations, forecasts or evaluations or any estimates or projections of reserves and resources; (iii) any forecast of expenditures, budgets or financial projections or statements of intent or opinion; (iv) any geological formation, drilling prospect or hydrocarbon reserve; (v) field life forecasts; or (vi) estimates of Decommissioning Liabilities.

6.	WARRANTIES OF THE BUYER
6.1	The Buyer hereby warrants to the Seller as at the date of this Agreement and as at Completion as follows:
6.1.1

The Buyer is duly organised with limited liability and validly existing under the laws of the Grand Duchy of Luxembourg and does not have any taxable presence outside of the the Grand Duchy of Luxembourg.

6.1.2

The Buyer has the corporate power and all necessary corporate action has been taken on the part of the Buyer to enter into this Agreement and to perform the transactions contemplated by this Agreement.

6.1.3

The signing and delivery of this Agreement do not and the performance of any of the transactions contemplated by this Agreement do not contravene or constitute a default under any provisions contained in any agreement, instrument, law, judgment, order, licence, permit or consent by which the Buyer or any of its assets is bound or affected or which would result in the Buyer being unable to perform its obligations under this Agreement.

6.1.4

No litigation, arbitration, administrative proceeding, claim or dispute in respect of which a writ or summons or other formal pleading has been served or judgment issued against the Buyer or to which the Buyer is a party which is likely by itself or together with any such other proceedings to have a material adverse effect on its ability to observe or perform its obligations under this Agreement and the transactions contemplated hereby is subsisting or, to the best of the Buyer’s knowledge, threatened or pending against the Buyer or any of its assets.

6.1.5	Neither the Buyer nor any of its Affiliates is Insolvent and no Insolvency Proceedings with respect to it or any of its Affiliates have been commenced.
7.	LIMITATION ON CLAIMS
7.1

The Seller shall not be liable for any claim for breach of warranty unless the Seller shall have received from the Buyer, as soon as practicable after the Buyer becomes aware of the same, written notice containing reasonable details of the relevant claim including the Buyer’s bona fide provisional estimate of the amount of the claim.

7.2

Nothing in this Agreement shall relieve the Buyer of any duty, whether at common law or otherwise, to mitigate any loss or damage incurred by it in respect of any breach by the Seller of the warranties or any other term of this Agreement or in respect of its subject matter.

7.3

The Buyer shall not be entitled to make any claim for breach of warranty if and to the extent that the facts or circumstances giving rise to the claim are known or ought reasonably to be known to the Buyer on or prior to the Completion Date whether as a result of its investigation of the Subject Interests or otherwise.

7.4	The Buyer shall not be entitled to recover from the Seller the same sum or loss more than once in respect of any claim.

8.	ANNOUNCEMENTS AND CONFIDENTIALITY
8.1

Neither Party nor any Affiliate of either Party shall make any announcements with regard to this Agreement or any transactions contemplated herein unless prior thereto it furnishes the other Party with a copy of such announcement and obtains the prior written consent of the other Party to such announcement (such consent not to be unreasonably withheld or delayed) except to the extent such Party (or its Affiliate) is required by law, the Licence Interest Documents, or the requirements of a competent government agency or other regulatory body, or any recognised stock exchange or exchange regulated market in compliance with their rules and regulations to make any such announcement otherwise than in compliance with this Clause 8 in which case such Party will use all reasonable endeavours to provide to the other Party notification and a copy of such announcement two (2) Business Days prior to the date the announcement is to be made.

8.2

The terms of this Agreement and all discussions and information exchanged between the Parties in connection with the transactions contemplated herein (the “Confidential Information”) shall be held confidential by the Parties and shall not be divulged in any way to any third party other than in connection with the Secretary’s Consent or the Intercreditor Agreement, by one Party without the prior written approval of the other Party; provided that either Party may, without such approval, disclose such Confidential Information to:

(a)	any Affiliate of such Party, provided that such Affiliate is bound by the provisions of this Clause 8 and that such Party is responsible for any violation of this provision by its Affiliate;
(b)

any professional consultants or other professional advisers, provided they are under existing confidentiality obligations or the disclosing Party obtains a similar undertaking of confidentiality (but excluding any right to make further disclosure) from such consultants or advisers;

(c)	any independent legal advisors engaged, or proposed to be engaged, by or on behalf of a Party or an Affiliate where such legal advisors are bound by an obligation of confidentiality;
(d)

any bank, financial institution or investor from whom such Party is seeking or obtaining finance, financial advice or an investment, provided the disclosing Party obtains a similar undertaking of confidentiality (but excluding any right to make further disclosure) from such bank, financial institution or investor;

(e)	to the extent required by any applicable laws, the Licences, the other Licence Interest Documents or the requirements of any recognised stock exchange in compliance with its rules and regulations;
(f)

a bona fide prospective transferee of a Party’s interest, or portion thereof in a Licence to the extent appropriate in order to allow the assessment of such interest (including an entity with whom a Party and/or its Affiliate are conducting bona fide negotiations directed towards a merger, consolidation or sale of the majority of its or an Affiliate’s shares);

(g)	any government agency (including any Tax authority) reasonably requesting such information; or
(h)	any court of competent jurisdiction acting in pursuance of its powers.
8.3	The above undertaking of confidentiality shall not extend to any Confidential Information which is:
(a)	generally available to the public other than as a result of a wrongful disclosure by a Party; or
(b)	available to a Party on a non-confidential basis from a source other than the other Party if such source is entitled to disclose such information.
8.4	The provisions of this Clause 8 shall survive for two (2) years from the date of any termination of this Agreement.
9.	COSTS AND EXPENSES

10.1Subject to Clauses  9.2, 10.9 and 10.11, all costs and expenses in connection with the negotiation, preparation, execution and performance of this Agreement, and any documents referred to in it, shall be borne by the Party that incurred the cost.

10.2The Seller must pay to the Buyer the amount of all reasonable legal fees, supported by an invoice or other evidence of incurrence, directly incurred by the Buyer in connection with the negotiation, preparation and execution of this Agreement and the Completion Documents; provided, that, in no event shall the Seller be responsible for the payment of any costs and expenses by any lender in connection with the transactions contemplated in this Agreement or the Completion Documents whether or not the Buyer has agreed to be or is otherwise liable for such costs and expenses.

11.3The Seller shall, on demand, pay to the Buyer the amount of all costs and expenses (including legal fees) incurred by the Buyer in connection with the enforcement of or preservation of any rights under this Agreement.

10.	TAXATION
10.1	All sums payable under this Agreement shall be paid free and clear of all deductions or withholdings whatsoever, save only as provided in this Agreement or as required by law.
10.2	Subject to Clause 10.4, if the Seller becomes aware that any deduction or withholding is required by law from any payment under this Agreement, then:
10.2.1	the Seller shall notify the Buyer of the requirement to deduct or withhold an amount;
10.2.2	the Seller and the Buyer shall use reasonable endeavours so that payment can be made without such a withholding or deduction; and
10.2.3	in the event a withholding or deduction is required, the Seller shall pay such additional amount as will, after such deduction or withholding has been made, 16 leave the Buyer with the full amount which would have been received by it had no such deduction or withholding been required to be made.
10.3

To the extent that any deduction or withholding in respect of which an additional amount has been paid under Clause 10.2.3 above results in the Buyer obtaining a relief (all reasonable endeavours having been used to obtain such relief), the Buyer shall pay to the Seller, within ten (10) Business Days of obtaining the benefit of the relief, an amount equal to the lesser of the value of the relief obtained and the additional sum paid under Clause 10.2. The Seller, upon request of the Buyer, shall repay to the Buyer the amount paid to the Seller pursuant to this Clause 10.3 (plus any interest, penalties or other charges imposed by the taxing authority) in the event that the Buyer is required to repay such relief.

10.4	Clause 10.2.3 shall not apply to the extent that the deduction or withholding would not have arisen but for an assignment by the Buyer of any of its rights under this Agreement.
10.5

Any payor of an amount under this Agreement (the “Payor”), if requested by the payee of such amount (the “Payee”), shall deliver such other documentation prescribed by applicable law or reasonably requested by the Payor as will enable the Payor to determine whether or not the Payee is subject to United States backup withholding or information reporting requirements or obligations to deduct or withhold amounts required by sections 1471 to 1474 of the US Internal Revenue Code (or any associated regulations or other official guidance, or any treaty, law, regulation or other official guidance enacted in any other jurisdiction which facilitates the implementation of those sections).

10.6	The Seller shall record, and shall procure the recording of, the Production Payment as a liability in accordance with US GAAP.
10.7	The indemnities in this Agreement shall survive in force for a period of six (6) years after the date of the termination of the Grant of the Production Payment.
10.8

The Seller shall use commercially reasonable efforts to procure an advance tax agreement in respect of the Grant of the Production Payment from the Luxembourg tax authorities (in substantially the same terms as the draft advance tax ruling provided to the Buyer on or before the date of this Agreement) as promptly as practicable following the Completion Date.  The Buyer will use commercially reasonable efforts to co-operate in procuring such advance tax agreement, provided that all costs and expenses in connection therewith shall be borne by the Seller.

10.9

Subject to Clause 10.10 the Seller agrees to reimburse the Buyer for any Luxembourg tax liability of the Buyer in respect of receipts of the Production Payment and the Buyer agrees to discharge such Luxembourg tax liability, Luxembourg chamber of commerce fee (“cotisation de la Chambre de Commerce”) or Luxembourg registration duty in respect of the entering into the relevant agreements or receipts of the Production Payment and the Buyer agrees to discharge such Luxembourg tax liabilities as they fall due, except for any Luxembourg registration duties (droit d'enregistrement) payable in the case of voluntary registration of the relevant agreements with the Administration de l'Enregistrement et des Domaines in

Luxembourg or if such registration is not required to maintain, preserve, establish or enforce the rights of such party under the relevant agreements.
10.10

Clause 10.9 shall not apply to the extent that the Buyer takes any action following the procurement of any advance tax agreement contemplated by Clause 10.8 hereof to revoke or substantially amend the tax position agreed in such advance tax agreement.

10.11

The Seller agrees to reimburse the Buyer for the fees and expenses for the corporate services for, and management of, the Buyer incurred in Luxembourg, including the fees charged by its corporate services provider and any other administrative costs incurred by reason of the establishment of the Buyer (including trade and companies register fees or fees from any other Luxembourg administrative authority and not otherwise excluded from the Seller’s obligations under Clause 10.9), notary and other counsel fees, including irrecoverable VAT charged, if applicable.

10.12

Any payments made under this Clause 10 following Completion shall be satisfied by way of an increase in the Production Payment Percentage so that, overall, the Buyer is in no better or worse position than it would have been in had no liability under this Clause 10 arisen.

10.13	The Buyer:

(a)will not own any assets other than (i) the Production Payment and (ii) proceeds therefrom temporarily held pending distribution or the payment of taxes, other governmental charges or administrative expenses incurred in maintaining the existence and good standing of the Buyer;

(b)will not incur any liabilities other than (i) under the Credit Agreement and the agreements entered into in connection therewith, and (ii) tax liabilities or other governmental charges or administrative expenses incurred in maintaining the existence and good standing of the Buyer;

(c)will not take any activities unrelated to those described in Clause 10.13(a) and (b); and

(d)will take reasonable steps to mitigate any liability which, in the absence of mitigation, would give rise to a claim by the Buyer under this Clause, provided that the Buyer shall only be required to mitigate steps where it is fully indemnified for any related out-of-pocket costs and expenses incurred by the Seller.

11.	NOTICES
11.1

A notice given under this Agreement shall be in writing in the English language and sent for the attention of the person, and to the address or fax number, given in this Clause 11 (or such other address, fax number or person as the relevant Party may notify to the other Party), and shall be:

(a)	delivered personally; or
(b)	delivered by commercial courier; or

(c)	sent by fax; or
(d)	sent by pre-paid first class post or recorded delivery; or
(e)	(if the notice is to be served by post outside the country from which it is sent) sent by airmail.
11.2	The addresses for service of notice are:

ENDEAVOUR ENERGY UK LIMITED

c/o Endeavour International Corporation

811 Main Street, Suite 2100

Houston, TX 77002

USA

Attention:Catherine L. Stubbs, Senior Vice-President and Chief Financial Officer

Fax number:+1 713 3078794

SAND WAVES S.A.

40, avenue Monterey

L-2163

Luxembourg

Attention:Sebastien Gaddini

Fax number:+352 49 6767 9851

11.3	A notice is deemed to have been received:
(a)	if delivered personally, at the time of delivery; or
(b)	if delivered by commercial courier, at the time of signature of the courier’s receipt; or
(c)	if sent by fax, at the time of transmission; or
(d)	if sent by pre-paid first class post or recorded delivery, forty-eight (48) hours from the date of posting; or
(e)	if sent by airmail, five (5) days from the date of posting; or
(f)

if deemed receipt under this Clause 11.3 is not within business hours (meaning 9:00 a.m. to 5:30 p.m. Monday to Friday on a day that is a business day in the place of receipt), when business next starts in the place of deemed receipt.

11.4

To prove service, it is sufficient to prove that the notice was transmitted by fax to the fax number of the recipient Party or, in the case of post, that the envelope containing the notice was properly addressed and posted.

12.	FURTHER ASSURANCE

Each Party shall, from time to time upon request of the other Party, promptly and at its own cost and expense do or procure the doing of all such acts and/or execute or procure the execution of all documents in an agreed form as such other Party may reasonably consider necessary for giving full effect to this Agreement (or to such part of this Agreement as remains operative after termination) and securing the full benefit of rights, powers and remedies conferred upon such other Party in this Agreement.

13.	ASSIGNMENT

Neither Party may assign, or grant any Encumbrance (other than any Encumbrances granted by the Buyer to its investors) over or deal in any way with any of its rights under this Agreement, without the prior written consent of the other Party (such consent not to unreasonably withheld or delayed).

14.	WHOLE AGREEMENT
14.1

This Agreement and any documents referred to in it, constitute the whole agreement between the Parties and supersede any previous arrangement, understanding or agreement between them relating to the subject matter they cover.

14.2	Nothing in Clause 7 or this Clause 14 operates to limit or exclude any liability for fraud.
15.	VARIATION AND WAIVER
15.1	A variation of this Agreement shall be in writing and signed by or on behalf of each Party.
15.2

Any waiver of any right under this Agreement is only effective if it is in writing and signed by the waiving or consenting Party and it applies only in the circumstances for which it is given and shall not prevent the Party who has given the waiver or consent from subsequently relying on the provision it has waived.

15.3

No failure to exercise or delay in exercising any right or remedy provided under this Agreement or by law constitutes a waiver of such right or remedy or shall prevent any future exercise in whole or in part thereof.

15.4	No single or partial exercise of any right or remedy under this Agreement shall preclude or restrict the further exercise of any such right or remedy.
15.5	Unless specifically provided otherwise, rights arising under this Agreement are cumulative and do not exclude rights provided by law.
16.	SEVERANCE
16.1

If any provision of this Agreement (or part of a provision) is found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions shall remain in force.

16.2

If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted, the provision shall apply with whatever modification is necessary to give effect to the commercial intention of the Parties.

17.	GOVERNING LAW AND JURISDICTION
17.1	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.
17.2

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

17.3	The Parties agree that the courts of England are the most appropriate and convenient forum to settle Disputes and accordingly no Party will argue to the contrary.
18.	SUCCESSORS

The rights and obligations of the Parties shall continue for the benefit of and shall be binding on their respective successors and permitted assigns.

19.	THIRD PARTY RIGHTS

The operation of the Contracts (Rights of Third Parties) Act 1999 is hereby excluded and no term of this Agreement is intended to be enforceable by any person who is not a party to this Agreement, notwithstanding that any such term of this Agreement may purport to confer, or may be construed as conferring any benefit on such person and irrespective of whether such person is identified in this Agreement.

20.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which is an original and which together have the same effect as if each Party had signed the same document, provided, however, that none of the counterparts will be effective until both Parties have executed a counterpart hereof.

This Agreement has been entered into on the date stated at the beginning hereof.

Signed for and on behalf of

ENDEAVOUR ENERGY UK LIMITED

  /s/ Catherine L. Stubbs_______________________

Signed for and on behalf of

SAND WAVES S.A.

By: Lux Business Management S.à r.L.

  /s/ G.A van Huren____________________________

  /s/ S.P. Murray____________________________